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Press Release                                                       Exhibit 99.1

For further information, please contact:
Melissa Matson                                Amy Garay
Manager, Corporate Communications             Noonan Russo Presence Euro
Paradigm Genetics, Inc.                       RSCG
919-425-3000                                  212-845-4200


              PARADIGM GENETICS RECEIVES NASDAQ NOTICE OF DELISTING
     -- Company to appeal notice; Stock to continue trading on Nasdaq NM --

RESEARCH TRIANGLE PARK, NC, January 29, 2003 -- Paradigm Genetics, Inc. (NASDAQ:
PDGM) today announced that it received the anticipated notice from Nasdaq on January 24, 2003 indicating that the company's common stock is subject to delisting from the Nasdaq National Stock market due to failure to comply with the $1.00 minimum bid price requirement for continued listing set forth in Marketplace Rule 4450(a)(5). Paradigm is in compliance with all other Nasdaq National Market criteria under Maintenance Standard 1 and intends to file a request for a hearing before the Nasdaq Qualifications Panel to appeal the staff determination. The company's stock will continue to be traded on the Nasdaq National Market pending the final decision by Nasdaq.

"We view the $1.00 minimum bid price as a short-term challenge," said Heinrich Gugger, Ph.D., president and CEO of Paradigm Genetics. "We have been gaining excellent momentum on the execution of our strategic plan. The award of the five-year, $23.8 million toxicogenomics contract from the National Institute of Environmental Health Sciences received in October 2002 is a validation of our company and technology."

Dr. Gugger continued, "In recent months, we have implemented a number of actions to enhance our overall business, reduce operating losses and strengthen our cash position, including the shifting of expenses from SG&A to R&D, potential divestiture of ParaGen, rescope of the Monsanto collaboration and the strengthening of the senior management team. We view these strategic actions as long-term value drivers for the company in our commitment to increase shareholder value."

In addition to the appeal, Paradigm is exploring various alternatives to avoid delisting of its common stock, including a transfer to the Nasdaq SmallCap Market. A move to the Nasdaq SmallCap Market would extend the grace period for the $1.00 minimum bid price requirement to at least April 23, 2003, with the potential for an additional grace period. There is no assurance that the Nasdaq Qualifications Panel will decide to allow Paradigm to remain listed or that Paradigm's actions will prevent the delisting of its common stock from the Nasdaq National Market. Paradigm will not be notified until the Nasdaq Qualifications Panel makes a formal decision on the appeal.

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About Paradigm Genetics
Paradigm is a biotechnology company aiming to increase R&D productivity by focusing its integrated suite of technologies on the product development cycle, from target

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discovery to subsequent enhancement of the safety and efficacy profiles of development candidates in agriculture and human health. Paradigm chooses a systems biology approach to understand gene function in the context of biological pathways, to develop assays and biomarkers for molecular diagnostic solutions tailored to the needs of our partners. For more information, visit www.paradigmgenetics.com.

This press release contains forward-looking statements, including statements regarding the effect of executing Paradigm's strategic plan on increasing shareholder value going forward. Such forward-looking statements are based on management's current expectations and are subject to a number of risks, factors and uncertainties that may cause actual results, events and performance to differ materially from those referred to in the forward-looking statements. These risks, factors and uncertainties include, but are not limited to, Paradigm's early stage of development, history of net losses, technological and product development uncertainties, reliance on research collaborations, uncertainty of additional funding and ability to protect its patents and proprietary rights. Certain of these and other risks are identified in Paradigm's Form 10-Q for the quarter ended September 30, 2002, filed with the Securities and Exchange Commission. The Company does not intend to update any of the forward-looking statements after the date of this release to conform these statements to actual results or to changes in our expectations, except as may be required by law.

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